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                                                                   Exhibit 10.18

              [FORM OF SCIENTIFIC ADVISORY BOARD MEMBER AGREEMENT]



Dear Dr.

This letter is being written for the purpose of setting forth the basic terms of the understandings between Transkaryotic Therapies, Inc., ("the Company") and you (the "Scientific Advisor"). If you are in agreement with these terms, please sign and date the last page of one copy of this letter and return it to us, whereupon this letter shall represent a legally binding agreement between us. Please keep the other copy of this letter for your files.

1. Academic Responsibilities. You, as a member of the Professional Staff of the _____________ and as a full-time employee of___________ are responsible for teaching and conducting, supervising and administering a variety of research programs in molecular biology and biochemistry, and you are subject to all requirements imposed by the consulting, conflict of interest and patent policies of ___________ and_______________.

2. Duties. As a Scientific Advisor to the extent not prohibited by your obligations to __________ and _____________including your obligations to any sponsor of research at ______________ or _____________ your duties will consist of using your best efforts during each year of the term of this agreement to attend meetings of the Scientific Advisors of the Company (two to three per year as scheduled by the Company), and at such meetings to discuss research conducted by the Company and new developments in research areas of interest to the Company, including work done in your own laboratories which has been made public by presentation at an open scientific meeting or by written publications, and potentials for commercial application of developments in gene therapy, molecular biology as it relates to gene therapy, and gene mapping. In addition, as the Company's business develops, the Company will be able to look to you to help evaluate or screen specific research proposals which are presented to the Company and, if such proposals are pursued, to help the Company in monitoring their progress.

     As a Scientific Advisor to the Company, you will also be expected to attend regular scientific meetings (at an internal and location to be mutually agreed to by the Company and the Scientific Advisor), for the purpose of reviewing data and planning experiments related to the Company's hematology gene therapy research programs.

     From time to time, the Company may also ask certain of its Scientific Advisors who have interests or specialties in a particular field to attend additional meetings or to undertake one or more special consulting projects for the Company. Attendance at such additional meetings or acceptance of such special engagements will be at the option of each Scientific Advisor and all arrangements with respect thereto will be mutually agreed to in advance by the Scientific Advisor and the Company.
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     The Company recognizes that in accepting a position as the Scientific
     Advisor our role must be viewed as one which clearly allows you to continue to function in your academic environment without alteration of your research, publication or professional goals and practices.

     Nothing herein shall be construed to permit or require you to disclose, and you shall not disclose, to the Company any information including without limitation any advice or suggestions regarding any product, product development, formula, or technological or manufacturing process, whether or not related to your services hereunder, which you shall be under any duty, express or implied, to ______________ or _____________ or any other person or persons, including any sponsor of research at ______________ or at ___________________, to keep secret, develop or otherwise to deal with.

3. Funding of Your Research. Nothing contained in this Agreement shall be construed to require the Company to fund research in the laboratory with which you are affiliated or to require you to seek funding for such laboratory or projects being conducted in such laboratory from the Company, or to prevent the ____________ from obtaining from any source funding for research to be conducted in whole or in part by you or any other member of _______________. Should you and the Company wish to pursue such a funding or research arrangement, then such arrangement shall be the subject of a separate agreement between the institutions with which you are affiliated and the Company, which agreement shall set forth among other terms the level of funding, the rights of the Company in intellectual property resulting from such research, confidentiality provisions and other matters specifically negotiated with respect to the particular research project.

4. Existing and Future Commitments. You represent and warrant to the Company that:

               (a) You are permitted under the terms of your employment by __________ and the terms of your affiliation with __________ to enter into this agreement; and you have furnished such institutions with such notice, and obtained such approvals, regarding your accepting a position as a Scientific Advisor of the Company as are required under the term of your employment and affiliation;

               (b) You are not presently a party to any agreement under which you conduct research for or render services to any commercial enterprise, other than as set forth in Schedule A to this agreement, nor except as disclosed on such Schedule A do you have any equity participation in any enterprise engaged in the commercialization of developments in gene therapy, molecular biology as it relates to gene therapy, or gene mapping, (other than investments in securities in any corporation whose securities are regularly traded and in which your beneficial ownership does not exceed one percent (1%) of the equity securities of such corporation); and


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               (c)  If during the term of this agreement you enter into any additional agreements under which you conduct research or provide services in molecular biology of blood clotting factors, hematopoietic factors, or oncology, to any commercial enterprise so engaged you will (i) obtain from such enterprise the right to disclose the fact of such agreement to the company, (ii) provide to the company written notice of the fact that such agreement is fully executed, and (iii) prior to the execution of such agreement inform such enterprise of your position as a Scientific Advisor for the Company.

5. Confidentiality. In the performance of your duties under this agreement, you may be given access to confidential information regarding the research of other Scientific Advisors as well as other scientists, confidential research proposals, proprietary processes and trade secrets, confidential business plans of the company and third parties with whom it may have business dealings, confidential financial data and other information of a confidential or proprietary nature (collectively "Confidential Information"). You will not, during or for a period of ten (10) years after the term of this agreement, disclose such Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall you make use of such confidential Information for your own purposes or for the benefit of any person, firm, corporation, association or other entity under any circumstances during or for a period of ten (10) years after the term of this agreement, provided that these restrictions will not apply to such Confidential Information which, as can be established by you by competent proof: (i) was known to you, other than under binder of secrecy, prior to ____________, at which time you entered into discussions with company personnel, or prior to its disclosure to you in the course of performing your duties under this agreement, (ii) has passed into the public domain other than through acts or omissions attributable to you, (iii) was subsequently obtained by you other than under binder of secrecy from a third party not acquiring the information under an obligation of confidentiality from the disclosing party, or (iv) can be shown by appropriate documentation to have been developed by you or on your behalf independent of any disclosure hereunder.

     The Company shall not require you to and you shall not disclose to the Company any information (except information made public by presentation at an open scientific meeting or by written publication) as to which you are under any duty express or implied not to disclose.

     Nothing contained in this agreement, however, shall be construed to preclude a publication by you, by journals, conferences, symposia or other means, of any of the results of your own research.

6. Covenants Not to Compete. During the term of this Agreement, you agree that, except for the commitments that you now have as set forth in Schedule A to this Agreement, you will not without prior written consent of the Company serve as an


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     officer, director, owner, employee, partner, consultant or advisor for any commercial enterprise engaged in the commercial exploitation of research in gene therapy, molecular biology as it relates to gene therapy, or gene mapping. The foregoing restriction shall not be deemed to preclude you from
     (i) investing your personal assets in businesses which are so engaged and whose securities are regularly traded in recognized securities markets, provided that such investments shall not result in your owning beneficially at any time 1% or more of the equity securities of any corporation so engaged or (ii) participating in any research at __________ or at ______________, including research sponsored by a commercial enterprise.

     During the period in which this covenant not to compete is in effect, you agree that you will also not materially interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any of the Company's research partners, customers, suppliers, employees or consultants; provided, that carrying out your responsibilities to ___________ and ____________ including but not limited to participation in research sponsored by any commercial enterprise shall not be construed to be material interference with or disruption of relationships between the Company and others. You acknowledge that the Company shall have the right to enforce this covenant on your part to the fullest extent permissible under Massachusetts law, and that the Company shall be entitled to an injunction, without bond, restraining you from the breach of this covenant.

7. Compensation. As compensation for your services as the Scientific Advisors, the Company will pay you an honorarium of $1,000 per day for each of the regular meetings which you attend. Such amount will be paid to you promptly after each of such meetings. As compensation for your involvement in research activities with the Company which require you to perform regular services on-site at TKT in Cambridge, Massachusetts, the Company will pay you $ per year, payable in quarterly installments on the last days of the months June, September and December, and March, and at three months intervals thereafter. In addition, the company will reimburse you for reasonable out-of-pocket expenses incurred by you in connection with the rendering of services to the company, which reimbursement shall be made upon presentation to the Company of an itemized and documented accounting of such expenses.

8. Sale of Stock; Annual Vesting. Simultaneously with the execution of this agreement, the Company will issue and sell to you, and you will purchase from the Company, at a purchase price of _________ per share, ____________ shares of Common Stock of the Company, equivalent to approximately ___% of all of the Company's issued shares as of_____________. Of the shares of Common Stock sold to you, ____________ shares shall initially constitute restricted stock subject to the restrictions described below (the "Restricted Stock"). All shares of Restricted Stock sold hereunder (including any shares received by you as a result of stock dividends, stock splits or any other forms of recapitalization) shall be subject to the following restrictions:


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               (a)  No shares of Restricted Stock shall be disposed of by you either voluntarily or involuntarily, directly or indirectly, during the period commencing on the date hereof and ending on the third anniversary of the date hereof (the "Restricted Stock Period") unless such shares of Restricted Stock shall have then been released from such restriction pursuant to subparagraph 8(b), and any attempted disposition of shares of Restricted Stock while they are restricted shall be null and void and of no effect.

               (b) The restrictions imposed under subparagraph 8(a) above upon shares of Restricted Stock shall terminate with respect to __________ of the shares on ____________ and each successive
                    ____________thereafter.

               (c) If you cease to be the Scientific Advisors of the Company at any time during the Restricted Stock Period for any reason, then within the thirty day period following the termination of your affiliation with the Company as a Scientific Advisor, the Company will buy and you (or your personal representative if you should die) will sell to the company all of the shares of Restricted Stock which are then restricted under this Agreement for a cash purchase price of per share.

               (d) You hereby confirm that you are acquiring the shares of Restricted Stock solely for your own account for investment and not with a view to any distribution or public offering thereof. You agree that you will not, at any time (before or after the Restricted Stock Period) sell, offer for sale, pledge or otherwise dispose of any of the shares acquired hereunder, or any interest therein in the absence of either an effective current registration statement relating thereto under the Securities Act of 1933 (the "Act") or an opinion of counsel, in form and substance satisfactory to the Company, to the effect that registration is not required. You hereby acknowledge having been advised that (i) you must hold the shares acquired hereunder indefinitely unless they are registered under the Act, or an exemption from registration becomes available, (ii) there is not likely to be a market for such shares in the foreseeable future and therefore no sales of such shares under rule 144 under the Act will be possible, and (iii) sales of shares in reliance upon Rule 144 may be made only after the expiration of two years from the date of purchase and then only in limited amounts in accordance with the conditions of that rule, all of which must be met.

               (e) The certificates evidencing the Restricted Stock shall bear the following legend;

                         "Transfer of this certificate and the shares represented hereby is restricted pursuant to the terms of a Scientific Advisor's Agreement, dated as of________________, between Transkaryotic Therapies, Inc.


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                         and the holder hereof. A copy of such agreement is on
                         file at the principal offices of Transkaryotic Therapies, Inc.

                         The securities represented by this certificate have not been registered under the Securities Act of 1933 and may be offered and sold only if registered pursuant to the provisions of such Act or if any exemption from registration is available."

                    and stop transfer instructions shall be delivered by the Company to any transfer agent for the Restricted Stock. At the time or times when the restrictions in subparagraph 8(a) hereof are terminated with respect to the Restricted Stock or the Restricted Stock is registered under the Act, such legend on the certificates evidencing such shares shall be appropriately modified. If shares of Restricted Stock are repurchased by the Company pursuant to subparagraph 8(c) hereof, then any property of any description distributed with respect to the shares repurchased, including but not limited to stock dividends, but excluding cash dividends, shall be transferred to the Company at the same time the shares so repurchased are transferred to the Company.

               (f) During the Restricted Stock Period, the Company will retain possession of all stock certificates evidencing Restricted Stock. Promptly after the release of any portion of the Restricted Stock from the restrictions provided for in this Agreement, the Company will deliver to you a certificate evidencing such portion.

9. Nothing herein shall be construed to grant the Company any right to any invention which you are required to assign to ______________ or _______________ pursuant to any agreement with ______________
     or______________.

10. Term. This agreement shall be for an initial term of three years commencing on the date hereof. Thereafter, unless terminated by either party on not less than 30 days notice, this agreement will continue for successive one (1) year periods. Notwithstanding the foregoing, you may terminate this agreement at any time by giving ninety (90) days prior written notice to the Company, and, the Company may terminate this agreement upon written notice to you in the event that 1) you violate the provisions of Paragraph 5 or 6 hereof or, 2) upon the decision of the Chief Scientific Officer of the Company in the event you are unable to fulfill your responsibilities as outlined in Paragraph 2 above.

11. Independent Contractor. Nothing contained in this agreement shall be deemed to constitute you an employee of the Company, it being the desire and intent of both you and the Company to establish an independent contractor relationship.


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12.  Governing Law. This agreement will be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts. Any litigation with respect to this contract shall occur only in the courts of the Commonwealth of Massachusetts.

Please indicate your acceptance and approval of the foregoing in the space provided below.

                                        TRANSKARYOTIC THERAPIES, INC.

                                        _____________________________



ACCEPTED AND APPROVED
AS OF THE____________
DAY OF ____________, 199


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